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                                                                  EXHIBIT 23.1A

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
 VerticalNet Inc.:

  We consent to the use of our report dated August 21, 1998, with respect to the balance sheets of Boulder Interactive Technology Services Company as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, which report is included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

                                          KPMG LLP

Philadelphia, Pennsylvania

February 10, 1999